Exhibit 10.48

HISTOGEN INC.

NOTICE OF GRANT OF STOCK OPTION

The Participant has been granted an option (the “Option”) to purchase shares of Stock of Histogen Inc. pursuant to the Histogen Inc. 2017 Stock Plan (the “Plan”), as follows:

Participant:	Richard W. Pascoe

Date of Grant:	January 24, 2019

Number of Option Shares:

3,382,923 Vesting as follows and detailed in Executive Employment Agreement:

Sixty percent (60%) or 2,029,754 option shares vesting on the “Vested Shares” schedule below.

Forty percent (40%) or 1,353,169 option shares vesting immediately upon (a) the closing of an underwritten initial public offering of Histogen securities that is registered under the Securities Act of 1933, as amended, or (b) forty-five (45) days following a Change in Control.

Exercise Price:	$0.76

Initial Vesting Date:	One (1) year from date of hire (January 24, 2019).

Option Expiration Date:	The date ten (10) years after the Date of Grant

Tax Status of Option:	ISO

Vested Shares:	Except as provided in the Stock Option Agreement, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Option Shares by the “Vested Ratio” determined as of such date as follows:
Vested Ratio

	Prior to Initial Vesting Date	0

	On Initial Vesting Date, provided the Participant’s Service has not terminated prior to such date	1/4

Plus

	For each additional full month of the Participant’s continuous Service from Initial Vesting Date until the Vested Ratio equals 1/1, an additional	1/48

The Exercise Price represents an amount the Company believes to be no less than the fair market value of a share of Stock as of the Date of Grant, determined in good faith in compliance with the requirements of Section 409A of the Code (“Section 409A”). However, there is no guarantee that the Internal Revenue Service will agree with the Company’s determination. A subsequent IRS determination that the Exercise Price is less than such fair market value could result in adverse tax consequences to the Participant. By signing below, the Participant agrees that the Company, its directors, officers and shareholders shall not be held liable for any tax, penalty, interest or cost incurred by the Participant as a result of such determination by the IRS. The Participant is urged to consult with his or her own tax advisor regarding the tax consequences of the Option, including the application of Section 409A.

By their signatures below, the Company and the Participant agree that the Option is governed by this Grant Notice and by the provisions of the Plan and the Stock Option Agreement, both of which are attached to and made a part of this document. The Participant acknowledges receipt of copies of the Plan and the Stock Option Agreement, represents that the Participant has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions.

HISTOGEN INC.		PARTICIPANT

By:	/s/ Thomas Hubka	/s/ Richard W. Pascoe
Signature

Date
Address:	10655 Sorrento Valley Road, Ste200	Address
San Diego, CA 92121

ATTACHMENTS:	2017 Stock Plan, as amended to the Date of Grant; Stock Option Agreement and Exercise Notice